Exhibit 99.1

PRESS RELEASE

For more information, contact:

Linda Ford
DynTek, Inc.
949-798-7215
linda.ford@dyntek.com

DynTek Completes $7.7 Million Equity Raise

Proceeds to Fund Organic Growth and On-going Acquisition Strategy

Irvine, CA –February 11, 2005– DynTek, Inc. (OTCBB: DYTK, DYTKP, DYTKW), a leading provider of professional technology services and IT security solutions, today announced that is has completed a $7.7 million equity raise with institutional investors.  Net proceeds from this financing of approximately $7.2 million will be used primarily for growth capital and potential strategic acquisitions.  B. Riley & Co., Inc. served as financial advisor for the transaction.

“We believe that we have been able to turn investment capital into positive net benefits, as evidenced by our recent acquisitions of Integration Technologies, Inc. and Redrock Communications,” said Steve Ross, DynTek’s chairman and chief executive officer.  “And, we plan to continue to make investments in the company that will translate into profitable growth, and in turn, drive shareholder value.”

“This infusion of capital will help DynTek make additional operational investments to drive our organic growth and meet our financial targets,” said Robert Webber, DynTek’s executive vice president and chief financial officer.  “We are beginning to see benefits from the integration of our recent acquisitions and the implementation of our strategic plan.  We are pleased with institutional investor response to our strategy, the participation of several leading firms in this transaction, and the demand for the offering.”

In a transaction that closed February 10, 2005, investors purchased an aggregate of 14.8 million shares of common stock at a per share purchase price of $.52, which represents a 6% discount from yesterday’s closing price of $.55, and issued to the investors warrants to purchase 3.7 million shares. The warrants will be exercisable for five years, commencing six months after the closing of the private placement, at an exercise price of $.66 per share.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities of the company. These securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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About DynTek

DynTek is a leading provider of professional technology services to government, education and mid-market commercial customers in the largest IT markets nationwide.  The company provides solutions that address the critical business needs of organizations today, such as IT security, voice and data convergence (VOIP), enterprise access and technology management.  Our practice areas incorporate an approach and methodology derived from over 18 years of experience in the assessment, design, implementation, management and support of technology solutions.  For more information, visit www.dyntek.com.

About B. Riley & Co.

B. Riley & Co. is a leading middle market investment bank focusing on research, trading, market making and corporate finance activities with offices in Los Angeles, Newport Beach, San Francisco and New York.  B. Riley specializes in capital formation for middle market companies through public securities issuance, institutional private placements, and merger and acquisition activities.  For more information, visit www.brileyco.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors.  Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the ability to finance and sustain operations, including the ability to comply with the terms of  the Textron Factoring Facility and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing, the ability to raise equity capital in the future, despite historical losses from operations, the ability to fulfill the Company’s obligations to third parties, the ability to resolve successfully certain ongoing litigation over contract performance in the state of Virginia, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors, the ability to successfully integrate recent acquisitions, the ability to continue to implement an acquisition growth strategy, the ability to achieve financial targets, the retention of certain key managers, the performance of successful government and commercial technology services, the ability to develop and upgrade our technology, the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance and the acquisition of other services and product, the ability to maintain its securities on the NASD OTC Bulletin Board or other markets in the future,  and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2004, our Quarterly Report on Form 10-Q filed on November 15, 2004, and other SEC filings.  The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.